Exhibit 12(b)
                  ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
              Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                          (In Thousands Except Ratios)

                                                       Three Months Ended
                                                             March 31,
                                                      1999            1998
EARNINGS:

Net income                                        $     4,283     $    4,645
Federal income taxes                                    2,261          2,456
Interest charges                                        3,865          3,836
                                                  ---------------------------
 Earnings available to cover fixed charges             10,409         10,937
                                                  ---------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                              3,757          3,624
Preferred dividend requirement (1)                        310            310
Other interest                                             63            206
Amortization of debt discount - net                        98             97
                                                  ---------------------------
Total fixed charges                               $     4,228     $    4,237
                                                  ---------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                                 2.46           2.58
                                                  ===========================


(1) Preferred Dividend Requirement:

Preferred dividends                                       203            203
Effective tax rate                                     34.55%         34.59%
                                                  ---------------------------
Preferred dividend requirement                    $       310     $      310
                                                  ===========================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.